Exhibit 5.1

May 26, 2006

D&E Communications, Inc.

124 East Main Street, P.O. Box 458

Ephrata, PA 17522

Re:	Form S-8 Registration Statement

Dear Ladies and Gentlemen:

We have acted as counsel to D&E Communications, Inc. (“D&E”) in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-8 (the “Registration Statement”), of 85,000 shares of the $0.16 par value common stock of D&E (“Common Stock”), to be issued upon grant of shares (the “Shares”) by D&E pursuant to its 2001 Stock Compensation Plan and Policy for Non-Employee Directors of D&E Communications, Inc. (the “Plan”). The Registration Statement also registers an indeterminate number of additional shares which may be necessary to adjust the number of shares registered thereby for issuance as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock.

This Opinion Letter is provided pursuant to the requirements of Item 601(b)(5)(i) of Regulation S-K of the Securities and Exchange Commission for inclusion as an exhibit to the Registration Statement.

This Opinion Letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the “Accord”) of the American Bar Association’s Section of Business Law (1991), as supplemented or modified by the Pennsylvania Third-Party Legal Opinion Supplement (the “Pennsylvania Supplement”) of the Pennsylvania Bar Association’s Section of Corporation, Banking and Business Law (1992). As a consequence, this Opinion Letter is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord and the Pennsylvania Supplement, and this Opinion Letter shall be read in conjunction therewith. The Law covered by the opinions expressed herein is limited to the federal law of the United States of America and the law of the Commonwealth of Pennsylvania. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined and set forth in the Accord or the Pennsylvania Supplement. Our opinions herein are subject to the following conditions and assumptions, in addition to those set forth in the Accord and the Pennsylvania Supplement:

(1) The Shares will be validly authorized on the dates issued pursuant to the Plan;

(2) No other change occurs in applicable law or the pertinent facts; and

(3) The provision of “blue sky” and other securities laws as may be applicable have been complied with to the extent required.

Based upon and subject to the foregoing, and subject to the assumptions set forth herein, we are of the opinion that the shares of Common Stock to be issued pursuant to the Plan have been duly authorized and, upon issuance of the Shares pursuant to the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Barley Snyder LLC